SOURCE: HUDSON VALLEY HOLDING CORP.

FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, NY 10707	James J. Landy President & CEO (914) 771-3230

Stephen R. Brown

Sr. EVP, CFO & Treasurer

(914) 771-3212

HUDSON VALLEY HOLDING CORP. ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND 12 MONTHS OF 2011

- Announces Loan Sales to Modify Asset Mix, Reducing Concentration of CRE Loans and Classified
Assets as a Percentage of Risk-based Capital –

- Board Declares $0.18 Cash Dividend for the First Quarter of 2012 -

- Maintains Well Capitalized Regulatory Ratios -

YONKERS, N.Y. – February 1, 2012 – Hudson Valley Holding Corp. (NYSE: HVB) today reported fourth quarter and 12 month results for 2011 and announced plans for bulk loan sales to modify its asset mix, reducing the concentration of commercial real estate (CRE) and classified assets in its portfolio.

The company’s fourth quarter 2011 net loss was $22.9 million, or $1.18 per diluted share, compared to net income of $7.1 million or $0.36 per diluted share in the same period last year. For the 12 months of 2011, Hudson Valley reported a net loss of $2.1 million, or $0.11 per diluted share, compared to net income of $5.1 million, or $0.26 per diluted share, the year prior.

Declines in fourth quarter and for the year ended 2011 profitability were due largely to write downs associated with the transfer of loans to held-for-sale status in contemplation of loan sales to reduce classified loans and the concentration of commercial real estate loans.

Excluding the after-tax impact of the credit mark related to the loan sale, the parent company of Hudson Valley Bank earned $5.4 million, or $0.27 per diluted share, in the fourth quarter 2011 and $26.1 million, or $1.34 per diluted share, for the 12 months of 2011. All per share data reported today reflect additional shares outstanding as a result of the 10 percent stock dividend declared by Hudson Valley in November 2011.

“Our strong pre-tax, pre-provision earnings illustrate Hudson Valley’s fundamentally sound business and business plan, and outstanding commercial franchise in the markets we serve,” President and Chief Executive Officer James J. Landy said. “We’ve forged deep and long-lasting relationships with our loyal customers, many of which are measured in decades, and we look forward to continuing our record of success for the long-term benefit of our customers, communities and shareholders.”

Modifying Asset Mix

As part of a routine safety and soundness exam conducted by the bank’s primary regulator, the Office of the Comptroller of the Currency (OCC), Hudson Valley was made aware that it would be required to reduce its concentration in commercial real estate (CRE) and classified loans, relative to risk-based capital. In response, Hudson Valley is planning to sell a total of approximately $474 million in performing and non-performing loans by mid-2012, a significant step toward reducing the bank’s concentrations of CRE loans and classified assets to less than 400 percent and 25 percent of risk-based capital, respectively. The company has reviewed its plans in detail with the OCC.

While the bank may be subject to some form of administrative action in the future, management and the board believe Hudson Valley is taking decisive actions to reduce CRE and classified asset concentrations as measured against risk-based capital.

The transfer of these loans to held-for-sale status at December 31, 2011 resulted in market value adjustments that reduced fourth quarter net income by approximately $28 million, after tax, or $1.45 per share. The market value adjustments reduced the carrying value of classified assets expected to be sold by mid-2012. No market valuation adjustments were recorded on multifamily loans transferred to held-for-sale status, as they are expected to be sold at or above par value.

“With the market turmoil of the past few years, the regulatory goal posts have moved, and the changing regulatory landscape has resulted in new litmus tests for financial institutions,” Senior Executive Vice President and Chief Financial Officer Stephen R. Brown said. “As regulatory scrutiny focuses on smaller institutions, we will adopt best practices modeled on those of larger banks as well as evolving expectations of regulatory agencies. Doing so will put us in a better position over the long term to compete with the larger banks, as a result of these changes.”

Historic Strength in Commercial Real Estate Lending

The bank has always had a primary focus in commercial real estate lending and has regularly disclosed its plans and loan concentrations to the OCC and in public filings. Like many community banks, CRE lending has been Hudson Valley’s single largest category of lending, averaging at quarter end 488 percent of risk-based capital over the last three years, and totaling 509 percent at September 30, 2011. This concentration in CRE lending includes the steady and transparent growth in Hudson Valley’s program of multifamily lending since early 2010.

At December 31, 2011, Hudson Valley CRE loans represented 558 percent of risk-based capital, or 386 percent when excluding the effect of loans transferred to held-for-sale status.

“Commercial real estate lending has long been a successful and profitable business for us, and we remain committed to this focus so that we can meet the needs of our middle-market commercial customers and their principals, day in and day out,” CEO Landy said.

Classified loans — credits deemed to be of substandard credit quality and whose full repayment of principal and interest is questionable — ranged between 55 percent to 65 percent of risk-based capital in 2011, before the impact of loan marks at December 31, 2011.

“We have become increasingly frustrated with a protracted property foreclosure process that prevents banks from resolving delinquent business loans, thereby tying up funds that would otherwise be used to add to the capital we deploy to finance other entrepreneurs’ and executives’ investments in small- and mid-sized businesses in the communities we serve,” Landy said. “We have worked diligently to resolve classified loans, in spite of today’s foreclosure process, general economic conditions and political rhetoric designed to demonize an industry, rather than actually addressing the challenges at hand. Given these conditions, the loan sales we announced today make abundant sense.”

$0.18 Cash Dividend Declared

Hudson Valley’s board of directors declared a $0.18 cash dividend per share, payable to all common stock shareholders of record as of the close of business on February 13, 2012. The dividend will be payable on February 24, 2012.

In connection with the company’s actions to reduce certain asset concentrations as they relate to capital, the board has also adopted a dividend policy to cap dividend payments going forward at no more than 50 percent of quarterly net income in 2012 and in future periods if CRE loans and classified assets exceed 400 percent and 25 percent of risk-based capital, respectively. As always, the board will evaluate on a quarterly basis the extent to which dividends will be utilized to return value to shareholders, balanced against the need to maintain capital levels to fully serve Hudson Valley customers’ banking needs and meet or exceed regulatory standards.

Capital Strength

At December 31, 2011, Hudson Valley Holding Corp. posted a total risk-based capital ratio of 12.6 percent, a Tier 1 risk-based capital ratio of 11.3 percent, and a Tier 1 leverage ratio of 8.8 percent.

Its Hudson Valley Bank subsidiary at December 31, 2011 posted a total risk-based capital ratio of 12.1 percent, a Tier 1 risk-based capital ratio of 10.8 percent, and a Tier 1 leverage ratio of 8.4 percent.

On a pro forma basis, assuming the $474 million loan sales had been completed on December 31, 2011 at the marks taken, before any reinvestment, the bank subsidiary would have recorded a total risk-based capital ratio of 15.4 percent, a Tier 1 risk-based capital ratio of 13.8 percent, a Tier 1 leverage ratio of 8.4 percent, a CRE concentration of 386 percent of risk-based capital, and classified assets of 28 percent of risk-based capital.

Hudson Valley’s capital ratios remain in excess of “well capitalized” levels applicable to banks under current regulations, and management expects the holding company and bank to remain well capitalized during this period in which it plans to reduce its concentration of CRE loans and classified assets.

Further, Hudson Valley’s capital ratios at December 31, 2011 were in excess of the following requirements imposed on its bank subsidiary in 2009 by the OCC. The individual requirements are: total risk-based capital ratio of at least 12.0 percent, a Tier 1 risk-based capital ratio of at least 10.0 percent, and a Tier 1 leverage ratio of at least 8.0 percent.

Results of Core Operations

Hudson Valley continued to maintain its strong efficiency ratio at 52.8 percent in the fourth quarter of 2011, compared to 56.7 percent in the third quarter of 2011 and 58.4 percent in the fourth quarter of 2010.

Hudson Valley’s net interest margin increased to 4.60 percent in the fourth quarter of 2011, compared to 4.47 percent in the third quarter of 2011 and 4.29 percent in the fourth quarter of 2010.

Non-interest expense was $19.0 million for the three months ended December 31, 2011, representing decreases of $1.1 million, or 5.6 percent, from the third quarter of 2011 and $200,000, or 0.9 percent, from the fourth quarter of 2010. Non-interest expense in the fourth quarter of 2011 reflects issues related to its investment advisor subsidiary A.R. Schmeidler & Co., Inc. (ARS). The Securities and Exchange Commission (SEC) is currently conducting an investigation of ARS relating to compliance with certain provisions of the Investment Advisers Act of 1940. The investigation resulted from a routine examination of ARS’s investment advisory business and relates to ARS’s brokerage practices and policies and disclosure about such practices. Hudson Valley incurred significant legal expenses and anticipates that it will continue to incur additional legal expenditures in connection with the investigation, which is ongoing. ARS is fully cooperating with the SEC. ARS is considering certain remedial steps to address the concerns raised by the SEC. Based upon developments to date, Hudson Valley expects that ARS will be required to pay certain costs to resolve the matter. Management of the company is unable to predict how long the SEC investigation will last, the exact result, or what the final amount of costs and legal expenses will be.

Core deposits increased to 93.7 percent of Hudson Valley’s $2.4 billion in total deposits at December 31, 2011. Deposits totaled $2.5 billion at September 30, 2011 and $2.2 billion at December 31, 2010.

The company’s average cost of deposits fell to 32 basis points in the fourth quarter of 2011, compared to an average of 36 basis points in the third quarter of 2011 and 44 basis points in the fourth quarter of 2010.

Lending Activity

Net loans, excluding loans held-for-sale, totaled $1.6 billion at December 31, 2011, compared to $2.0 billion at September 30, 2011 and $1.7 billion at December 31, 2010. CRE loan balances, excluding loans held-for-sale, were $690.8 million at December 31, 2011, compared to $818.0 million at September 30, 2011 and $796.3 million at December 31, 2010. Multifamily loan balances, excluding loans held-for-sale, were $227.6 million at December 31, 2011, compared to $507.1 million at September 30, 2011 and $152.3 million at December 31, 2010. The OCC considers multifamily loans to constitute CRE for concentration purposes.

Portfolio Credit Quality

For the fourth quarter of 2011, Hudson Valley’s loan loss provision was $54.6 million, compared to $2.5 million in the third quarter of 2011 and $5.8 million in the fourth quarter of 2010. The credit mark established through the transfer of $474 million in loans to held-for-sale increased the current quarter’s provision by $48.1 million.

Hudson Valley’s total nonperforming assets, including non-accrual loans, non-accrual loans held for sale, accruing loans delinquent over 90 days and other real estate owned (OREO), were $58.9 million at December 31, 2011 ($31.1 million excluding loans held-for-sale), compared to $61.7 million at September 30, 2011 and $64.1 million at December 31, 2010. Nonperforming assets (NPAs) totaled 2.11 percent of total assets at December 31, 2011, compared to 2.11 percent at September 30, 2011 and 2.40 percent at December 31, 2010.

The bank’s allowance for loan losses was $30.7 million, or 1.95 percent of total loans, at December 31, 2011. Allowances were $42.1 million, or 2.07 percent of total loans, at September 30, 2011, and $39.0 million, or 2.25 percent of total loans, at December 31, 2010.

The company recorded net charge-offs of $66.1 million in the fourth quarter of 2011, $60.2 million of which is directly related to the aforementioned transfer of loans to held-for-sale status. Net charge-offs were $2.3 million in the third quarter of 2011 and $3.8 million in the fourth quarter of 2010.

Fourth Quarter and 12 Month Review

The Company recorded net losses of $22.9 million or ($1.18) per diluted share and $2.1 million or ($0.11) per diluted share, respectively, for the three and twelve month periods ended December 31, 2011, compared to net income of $7.1 million or $0.36 per diluted share and $5.1 million or $0.26 per diluted share, respectively, for the same periods in the prior year. Per share amounts for the 2010 periods have been adjusted to reflect the effects of the 10 percent stock dividend issued in December 2011.

The decrease in 2011 earnings resulted primarily from the significant additions to the provision for loan losses which totaled $54.6 million and $64.1 million, respectively, for the three and twelve month periods ended December 31, 2011 compared to $5.8 million and $46.5 million, respectively, for the same periods in the prior year. The large provision in the fourth quarter of 2011 resulted from write-downs associated with management’s decision to transfer of $473.8 million of loans to the held-for-sale status in contemplation of bulk loan sales designed to reduce both classified loans and the Company’s overall concentration in commercial real estate loans. The Company believes that these actions are necessary to address both the continued weakness in the overall economy and changing expectations of regulatory agencies.

Total loans, excluding loans held for sale, decreased $463.9 million and $156.3 million, respectively, during the three and twelve month periods ended December 31, 2011 compared to the prior year end. These decreases resulted primarily from the transfer of $473.8 million of loans to the held-for-sale category, charge-offs and pay downs of existing loans.

Nonperforming assets decreased to $58.9 million at December 31, 2011, compared to $64.1 million at December 31, 2010. Nonperforming assets at December 31, 2011 included $27.8 million of nonperforming loans held-for-sale, which are included in a loan sale expected to close in the first quarter of 2012. The Company recognized $72.4 million of net charge-offs during the twelve month period ended December 31, 2011 of which $60.2 million related to the transfer of loans to the held-for-sale status. The Company believes that these aggressive actions appropriately address asset quality problems, concentration risk, and decisive changes within the regulatory climate.

Total deposits increased $190.9 million during the twelve month period ended December 31, 2011, compared to the prior year end. The Company continued to experience significant growth in new customers both in existing branches and new branches added during the last two years. Proceeds from deposit growth were used to fund loan growth, reduce maturing term borrowings, increase the securities portfolio or were retained in liquid investments, principally interest earning bank deposits.

The Company reduced its short-term liquidity during 2011 primarily as a result of reinvestment of available liquidity in new loans, primarily local market multi-family loans. This reinvestment has significantly offset margin compression resulting from interest rates continuing at historically low levels. The Company also reduced its term borrowings by $71.3 million during 2011. As a result, the net interest margin increased to 4.60 percent and for the three month period ended December 31, 2011, increased compared to 4.47 percent for the three month period ended September 30, 2011, and from 4.29 percent for three month period ended December 31, 2010. If interest rates continue at current levels, downward pressure on net interest margin will continue.

As a result of the aforementioned activity in the Company’s core businesses of loans and deposits and other asset/liability management activities, tax equivalent basis net interest income increased by $3.1 million or 10.9 percent to $31.3 million for the three month period ended December 31, 2011, compared to $28.2 million for the same period in the prior year. Tax equivalent basis net interest income increased by $6.4 million or 5.6 percent to $120.2 million for the twelve month period ended December 31, 2011, compared to $113.8 million for the same period in the prior year. The effect of the adjustment to a tax equivalent basis was $0.5 million and $2.3 million, respectively, for the three and twelve month periods ended December 31, 2011, compared to $0.7 million and $3.2 million, respectively, for the same periods in the prior year.

The Company’s non interest income was $4.1 million and $18.9 million, respectively, for the three and twelve month periods ended December 31, 2011. This represented a decrease of $0.3 million or 6.1 percent for the three month period and an increase of $5.2 million or 37.7 percent for the twelve month period, compared to $4.4 million and $13.7 million, respectively, for the same periods in the prior year. The overall 2011 increase resulted primarily from increases in investment advisory fees and service charges and a decrease in pre-tax impairment charges on securities available for sale. Advisory fee income increased primarily as a result of the effects of continued improvement in both domestic and international equity markets. Pre-tax impairment charges on securities available for sale were $0.1 million and $0.4 million, respectively, for the three and twelve month periods ended December 31, 2011 and $0.2 million and $2.6 million, respectively, for the same periods in the prior year. The impairment charges were related to the Company’s investments in pooled trust preferred securities. The Company has continued to hold its investments in pooled trust preferred securities as it does not believe that the current market value estimates for these investments are indicative of their underlying value. The pooled trust preferred securities are primarily backed by various U.S. financial institutions, many of which are experiencing severe financial difficulties as a result of the current economic downturn. Continuation of these conditions may result in additional impairment charges on these securities in the future. Non interest income also included other losses of $0.5 million and $0.4 million, respectively, for the three and twelve month periods ended December 31, 2011 and no loss and a $2.0 million loss for the twelve month period ended December 31, 2010. These losses are related to sales and revaluations of other real estate owned and loans held for sale.

Non interest expense was $19.0 million and $80.2 million, respectively, for the three and twelve month periods ended December 31, 2011. This represented a decrease of $0.1 million or 0.9 percent and an increase of $6.0 million or 8.1 percent, respectively, compared to $19.1 million and $74.1 million, respectively, for the same periods in the prior year. The overall increase in 2011 non interest expense resulted primarily from the Company’s partial reinstatement of an incentive compensation plan previously terminated in 2009, increases in costs associated with problem loan resolution and other real estate owned, and investment in technology and personnel to accommodate growth and the expansion of services and products available to new and existing customers.

Non-GAAP Financial Disclosures and Reconciliation to GAAP

In addition to evaluating Hudson Valley Holding Corp’s results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), management routinely supplements this evaluation with an analysis of certain non-GAAP financial measures, such as the tangible equity ratio and tangible book value per share. Management believes these non-GAAP financial measures provide information useful to investors in understanding Hudson Valley Holding Corp’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks. Further, the tangible equity ratio and tangible book value per share are used by management to analyze the relative strength of Hudson Valley Holding Corp’s capital position.

In light of diversity in presentation among financial institutions, the methodologies used by Hudson Valley Holding Corp. for determining the non-GAAP financial measures discussed above may differ from those used by other financial institutions.

Conference Call

As previously announced, Hudson Valley will hold its quarterly conference call to review the company’s financial results on Wednesday, February 1, 2012 at 10:00 AM ET:

Domestic (toll free): 1-877-317-6789; International (toll): + 1-412-317-6789.

All participants should dial in at least ten minutes prior to the call and request the “HVB Year End Earnings call.”

A replay of the call will be available one hour from the close of the conference through February 15, 2012 at 9:00 AM ET:

Domestic Toll Free: 1-877-344-7529 — Conference #10008437; International Toll: +1-412-317-0088 - Conference #10008437.

Participants will be required to state their name and company upon entering call.

The company webcast will be available live at 10:00 AM ET, and archived after the call through its website at www.hudsonvalleybank.com.

About Hudson Valley Holding Corp.
About Hudson Valley Holding Corp: Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank (HVB). Hudson Valley Bank is a Westchester based Bank with more than $2.7 billion in assets, serving the metropolitan area with 36 branches located in Westchester, Rockland, the Bronx, Manhattan and Brooklyn in New York and Fairfield County and New Haven County, in Connecticut. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. Hudson Valley Holding Corp.’s common stock is traded on the NYSE under the ticker symbol “HVB” and is included in the Russell 3000® Index. Additional information on Hudson Valley Bank can be obtained on their web-site at www.hudsonvalleybank.com

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Hudson Valley Holding Corp. (“Hudson Valley”) has made in this press release various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to earnings, credit quality and other financial and business matters for periods subsequent to December 31, 2011. These statements may be identified by such forward-looking terminology as “expect”, “may”, “will”, “anticipate”, “continue”, “believe” or similar statements or variations of such terms. Hudson Valley cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors disclosed in the Hudson Valley’s Annual Report on Form 10-K for the year ended December 31, 2010 include, but are not limited to:

•	the Office of the Comptroller of the Currency (the “OCC”) and other bank regulators may require us to further modify or change our mix of assets, including our concentration in certain types of loans, or require us to take further remedial actions as a result of our most recent regulatory examination;

•	our ability to sell our commercial real estate loans and classified assets in the time and manner that we have indicated to the OCC and at the price that we have marked the loans at;

•	the results of the investigation of A.R. Schmeidler & Co., Inc. by the Securities and Exchange Commission (the “SEC”) and the possibility that our management’s attention will be diverted to the SEC investigation and we will incur costs and further legal expenses;

•	our intent and ability to pay quarterly cash dividends to shareholders in light of our earnings, the current and future economic environment and Federal Reserve Board guidance;

•	the possibility that we may need to raise additional capital in the future and our ability to raise such capital on terms that are favorable to us;

•	further increases in our non-performing loans and allowance for loan losses;

•	ineffectiveness in managing our commercial real estate portfolio;

•	lower than expected future performance of our investment portfolio;

•	a lack of opportunities for growth, plans for expansion (including opening new branches) and increased or unexpected competition in attracting and retaining customers;

•	continued poor economic conditions generally and in our market area in particular, which may adversely affect the ability of borrowers to repay their loans and the value of real property or other property held as collateral for such loans;

•	lower than expected demand for our products and services;

•	possible impairment of our goodwill and other intangible assets;

•	our inability to manage interest rate risk;

•	increased expense and burdens resulting from the regulatory environment in which we operate and our ability to comply with existing and future regulatory requirements;

•	our inability to maintain regulatory capital above the levels required by the OCC, or the OCC, for Hudson Valley Bank and the levels required for us to be “well-capitalized”, or such higher capital levels as may be required;

•	the OCC and other bank regulators may require us to further modify or change our mix of assets, including our concentration in certain types of loans, or require us to take further remedial actions as a result of our most recent regulatory examination;

•	our ability to sell our commercial real estate loans and classified assets in the time and manner that we have indicated to the OCC;

•	proposed legislative and regulatory action may adversely affect us and the financial services industry;

•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) may subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	future increased Federal Deposit Insurance Corporation, or FDIC, special assessments or changes to regular assessments;

•	the results of the investigation of A.R. Schmeidler & Co., Inc. by the Securities and Exchange Commission (the “SEC”) and the possibility that we will incur costs and further legal expenses related to the SEC investigation;

•	potential liabilities under federal and state environmental laws;

•	our intent and ability to pay quarterly cash dividends to shareholders in light of our earnings, the current and future economic environment and OCC guidance; and

•	regulatory limitations on dividends payable by Hudson Valley or Hudson Valley Bank.

We assume no obligation for updating any such forward-looking statements at any given time.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the three months ended December 31, 2011 and 2010
Dollars in thousands, except per share amounts

	Three Months Ended
	Dec 31
	2011	2010
Interest Income:
Loans, including fees	$28,888	$26,410
Securities:
Taxable	2,954	3,304
Exempt from Federal income taxes	970	1,219
Federal funds sold	22	45
Deposits in banks	102	218
Total interest income	32,936	31,196

Interest Expense:
Deposits	1,940	2,528
Securities sold under repurchase agreements and other short-term borrowings	74	54
Other borrowings	183	1,077
Total interest expense	2,197	3,659

Net Interest Income	30,739	27,537
Provision for loan losses	54,621	5,825
Net interest income after provision for loan losses	(23,882)	21,712

Non Interest Income:
Service charges	1,750	1,608
Investment advisory fees	2,272	2,394
Recognized impairment charge on securities available for sale (includes $62 and $672 of total gains in 2011 and 2010, respectively, less $107 and $866 of gains on securities available for sale, recognized in other comprehensive income in 2011 and 2010, respectively)	(45)	(194)
Realized gains on securities available for sale, net	13	18
Gains (losses) on sales and revaluation of loans held for sale and other real estate owned, net	(500)	—
Other income	646	579
Total non interest income	4,136	4,405

Non Interest Expense:
Salaries and employee benefits	8,817	9,644
Occupancy	2,282	2,209
Professional services	2,497	1,072
Equipment	1,118	1,046
Business development	532	445
FDIC assessment	406	1,191
Other operating expenses	3,315	3,525
Total non interest expense	18,967	19,132

(Loss) Income Before Income Taxes	(38,713)	6,985
Income Taxes (Benefit)	(15,812)	(157)
Net (Loss) Income	($22,901)	$7,142

Basic (Loss) Earnings Per Common Share (1)	($1.18)	$0.36
Diluted (Loss) Earnings Per Common Share (1)	($1.18)	$0.36

(1) December 2010 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2011.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the years ended December 31, 2011 and 2010
Dollars in thousands, except per share amounts

	Year Ended
	Dec 31
	2011	2010
Interest Income:
Loans, including fees	$111,802	$107,658
Securities:
Taxable	11,829	13,905
Exempt from Federal income taxes	4,270	5,871
Federal funds sold	95	168
Deposits in banks	621	737
Total interest income	128,617	128,339

Interest Expense:
Deposits	8,730	12,207
Securities sold under repurchase agreements and other short-term borrowings	246	271
Other borrowings	1,782	5,205
Total interest expense	10,758	17,683

Net Interest Income	117,859	110,656
Provision for loan losses	64,154	46,527
Net interest income after provision for loan losses	53,705	64,129

Non Interest Income:
Service charges	7,013	6,627
Investment advisory fees	10,270	9,070
Recognized impairment charge on securities available for sale (includes $1,256 and $2,169 of total losses in 2011 and 2010, respectively, less $888 of losses and $383 of gains on securities available for sale, recognized in other comprehensive income in 2011 and 2010, respectively)	(368)	(2,552)
Realized gains on securities available for sale, net	21	168
Gains (losses) on sales and revaluation of loans held for sale and other real estate owned, net	(427)	(1,974)
Other income	2,391	2,386
Total non interest income	18,900	13,725

Non Interest Expense:
Salaries and employee benefits	42,194	38,507
Occupancy	9,046	8,413
Professional services	7,399	5,175
Equipment	4,336	3,986
Business development	2,080	2,035
FDIC assessment	2,756	4,712
Other operating expenses	12,344	11,318
Total non interest expense	80,155	74,146

(Loss) Income Before Income Taxes	(7,550)	3,708
Income Taxes (Benefit)	(5,413)	(1,405)
Net (Loss) Income	($2,137)	$5,113

Basic (Loss) Earnings Per Common Share (1)	($0.11)	$0.26
Diluted (Loss) Earnings Per Common Share (1)	($0.11)	$0.26

(1) December 2010 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2011.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
December 31, 2011 and December 31, 2010
Dollars in thousands, except per share and share amounts

	Dec 31	Dec 31
	2011	2010
ASSETS
Cash and non interest earning due from banks	$43,743	$25,876
Interest earning deposits in banks	34,361	258,280
Federal funds sold	16,425	72,071
Securities available for sale, at estimated fair value (amortized cost of $503,584 in
2011 and $440,792 in 2010)	507,897	443,667
Securities held to maturity, at amortized cost (estimated fair value of $13,819 in
2011 and $17,272 in 2010)	12,905	16,267
Federal Home Loan Bank of New York (FHLB) stock	3,831	7,010
Loans (net of allowance for loan losses of $30,685 in 2011 and $38,949 in 2010)	1,541,405	1,689,187
Loans held for sale	473,814	7,811
Accrued interest and other receivables	40,405	16,396
Premises and equipment, net	25,936	28,611
Other real estate owned	1,174	11,028
Deferred income tax, net	19,822	25,043
Bank owned life insurance	37,563	25,976
Goodwill	23,842	23,842
Other intangible assets	1,651	2,454
Other assets	12,896	15,514
TOTAL ASSETS	$2,797,670	$2,669,033

LIABILITIES
Deposits:
Non interest bearing	$910,329	$756,917
Interest bearing	1,514,953	1,477,495
Total deposits	2,425,282	2,234,412
Securities sold under repurchase agreements and other short-term borrowings	53,056	36,594
Other borrowings	16,466	87,751
Accrued interest and other liabilities	25,304	20,359
TOTAL LIABILITIES	2,520,108	2,379,116

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.01 par value; authorized 15,000,000 shares; no shares
outstanding in 2011 and 2010, respectively	—	—
Common stock, $0.20 par value; authorized 25,000,000 shares: outstanding
19,516,490 and 17,665,908 shares in 2011 and 2010, respectively	4,163	3,793
Additional paid-in capital	347,764	346,750
Retained earnings (deficit)	(18,527)	(3,989)
Accumulated other comprehensive income	1,726	927
Treasury stock, at cost; 1,299,414 shares in 2011 and 2010	(57,564)	(57,564)
Total stockholders’ equity	277,562	289,917

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,797,670	$2,669,033

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the three months ended December 31, 2011 and 2010

The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Three Months Ended December 31,
		2011			2010
	-			-		-
(Unaudited)	Average		Yield/	Average		Yield/
	Balance	Interest (3)	Rate	Balance	Interest (3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$117,188	$102	0.35%	$329,298	$218	0.26%
Federal funds sold	16,725	22	0.53%	80,686	45	0.22%
Securities: (1)
Taxable	407,418	2,954	2.90%	355,888	3,304	3.71%
Exempt from federal income taxes	101,348	1,492	5.89%	119,972	1,875	6.25%
Loans, net (2)	2,028,587	28,888	5.70%	1,674,320	26,410	6.31%
Total interest earning assets	2,671,266	33,458	5.01%	2,560,164	31,852	4.98%

Non interest earning assets:
Cash & due from banks	43,904			28,410
Other assets	148,256			167,558
Total non interest earning assets	192,160			195,968

Total assets	$2,863,426			$2,756,132

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$993,158	$1,370	0.55%	$899,765	$1,702	0.76%
Savings	114,889	116	0.40%	118,902	158	0.53%
Time	154,260	306	0.79%	190,057	507	1.07%
Checking with interest	279,871	148	0.21%	302,579	161	0.21%
Securities sold under repo & other s/t borrowings	60,286	74	0.49%	44,742	54	0.48%
Other borrowings	16,469	183	4.44%	92,808	1,077	4.64%
Total interest bearing liabilities	1,618,933	2,197	0.54%	1,648,853	3,659	0.89%

Non interest bearing liabilities:
Demand deposits	920,878			796,580
Other liabilities	21,550			25,418
Total non interest bearing liabilities	942,428			821,998

Stockholders’ equity (1)	302,065			285,281
Total liabilities and stockholders’ equity	$2,863,426			$2,756,132

Net interest earnings		$31,261			$28,193
Net yield on interest earning assets			4.68%			4.40%
—
(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.

(2) Includes loans classified as non-accrual.
(3) See Non-GAAP financial disclosures and reconciliation to GAAP below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the years ended December 31, 2011 and 2010

The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Year Ended December 31,
		2011			2010
	-		-	-		-
(Unaudited)	Average		Yield/	Average		Yield/
	Balance	Interest (3)	Rate	Balance	Interest (3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$219,388	$621	0.28%	$300,703	$737	0.25%
Federal funds sold	35,771	95	0.27%	78,748	168	0.21%
Securities: (1)
Taxable	371,210	11,829	3.19%	367,421	13,905	3.78%
Exempt from federal income taxes	107,698	6,569	6.10%	149,355	9,032	6.05%
Loans, net (2)	1,882,199	111,802	5.94%	1,714,325	107,658	6.28%
Total interest earning assets	2,616,266	130,916	5.00%	2,610,552	131,500	5.04%

Non interest earning assets:
Cash & due from banks	45,846			41,490
Other assets	144,404			145,905
Total non interest earning assets	190,250			187,395

Total assets	$2,806,516			$2,797,947

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$958,347	$6,069	0.63%	$926,755	$8,099	0.87%
Savings	113,407	474	0.42%	115,624	562	0.49%
Time	168,003	1,482	0.88%	202,244	2,455	1.21%
Checking with interest	290,184	705	0.24%	332,315	1,091	0.33%
Securities sold under repo & other s/t borrowings	49,678	246	0.50%	56,899	271	0.48%
Other borrowings	40,184	1,782	4.43%	109,349	5,205	4.76%
Total interest bearing liabilities	1,619,803	10,758	0.66%	1,743,186	17,683	1.01%

Non interest bearing liabilities:
Demand deposits	866,993			745,290
Other liabilities	23,461			20,199
Total non interest bearing liabilities	890,454			765,489

Stockholders’ equity (1)	296,259			289,272
Total liabilities and stockholders’ equity	$2,806,516			$2,797,947

Net interest earnings		$120,158			$113,817
Net yield on interest earning assets			4.59%			4.36%
—
(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.

(2) Includes loans classified as non-accrual.
(3) See Non-GAAP financial disclosures and reconciliation to GAAP below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Financial Highlights
Fourth Quarter 2011
(Dollars in thousands, except per share amounts)

	3 mos end	3 mos end	Year end	Year end
	Dec 31	Dec 31	Dec 31	Dec 31
	2011	2010	2011	2010

Earnings:
Net Interest Income	$30,739	$3,659	$117,859	$17,683
Non Interest Income	$4,136	$5,825	$18,900	$46,527
Non Interest Expense	$18,967	$4,405	$80,155	$13,725
Net Income (Loss)	($22,901)	($157)	($2,137)	($1,405)
Net Interest Margin	4.60%	4.29%	4.50%	4.23%
Net Interest Margin (FTE) (2)	4.68%	4.40%	4.59%	4.36%

Diluted Earnings (Loss) Per Share (1)	($1.18)	$0.36	($0.11)	$0.26
Dividends Per Share (1)	$0.18	$0.13	$0.64	$0.59
Return on Average Equity	-30.07%	9.88%	-0.72%	1.75%
Return on Average Assets	-3.19%	1.03%	-0.08%	0.18%

Average Balances:
Average Assets	$2,867,304	$2,762,124	$2,808,292	$2,802,856
Average Net Loans	$2,028,587	$1,674,320	$1,882,199	$1,714,325
Average Investments	$508,766	$475,860	$478,908	$516,776
Average Interest Earning Assets	$2,675,144	$2,566,156	$2,618,042	$2,615,461
Average Deposits	$2,463,056	$2,307,883	$2,396,934	$2,322,228
Average Borrowings	$76,755	$137,550	$89,862	$166,248
Average Interest Bearing Liabilities	$1,618,933	$1,648,853	$1,619,803	$1,743,186
Average Stockholders’ Equity	$304,624	$289,072	$297,488	$292,350

Asset Quality — During Period:
Provision for loan losses	$54,621	$5,825	$64,154	$46,527
Net Chargeoffs	$66,086	$3,763	$72,418	$46,223
Annualized Net Chargeoffs/Avg Net Loans	13.03%	0.90%	3.85%	2.70%

(1) 2010 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2011.
(2) See Non-GAAP financial disclosures and reconciliation to GAAP below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Balance Sheet Data
Fourth Quarter 2011
(Dollars in thousands except per share amounts)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2011	2011	2011	2011	2010

Period End Balances:
Total Assets	$2,797,670	$2,922,257	$2,817,815	$2,655,273	$2,669,033
Total Investments	$520,802	$499,811	$476,309	$448,973	$459,934
Net Loans	$1,541,405	$1,993,658	$1,888,761	$1,774,679	$1,689,187
Goodwill and Other Intangible Assets	$25,493	$25,680	$25,885	$26,090	$26,296
Total Deposits	$2,425,282	$2,529,668	$2,418,391	$2,243,613	$2,234,412
Total Stockholders’ Equity	$277,562	$303,511	$295,686	$290,654	$289,917
Tangible Common Equity (2)	$252,069	$277,831	$269,801	$264,564	$263,621
Common Shares Outstanding (1)	19,516,490	19,463,727	19,457,954	19,454,669	19,432,499
Book Value Per Share (1)	$14.22	$15.59	$15.20	$14.94	$14.92
Tangible Book Value Per Share (1) (2)	$12.92	$14.27	$13.87	$13.60	$13.57
Tangible Common Equity Ratio — HVHC (2)	9.1%	9.6%	9.7%	10.1%	10.0%

Tier 1 Leverage Ratio — HVHC	8.8%	9.7%	9.8%	9.9%	9.6%
Tier 1 Risk Based Capital Ratio — HVHC	11.3%	12.7%	13.2%	13.5%	13.9%
Total Risk Based Capital Ratio — HVHC	12.6%	14.0%	14.4%	14.8%	15.2%
Tier 1 Leverage Ratio — HVB	8.4%	9.2%	9.1%	9.1%	8.8%
Tier 1 Risk Based Capital Ratio — HVB	10.8%	12.1%	12.3%	12.4%	12.8%
Total Risk Based Capital Ratio — HVB	12.1%	13.4%	13.5%	13.7%	14.0%

Loan Categories (excluding Loans Held for Sale):
Commercial Real Estate	$690,837	$817,998	$844,741	$821,959	$796,253
Construction	110,027	145,682	148,439	168,567	174,369
Residential	514,828	812,203	671,638	548,346	467,326
Commercial and Industrial	218,500	221,208	227,008	234,742	245,263
Individuals	29,222	29,714	29,620	30,616	33,257
Lease Financing	12,538	13,036	13,329	14,923	15,783
Total Loans	$1,575,952	$2,039,841	$1,934,775	$1,819,153	$1,732,251

Asset Quality — Period End:
Allowance for Loan Losses	$30,685	$42,150	$41,889	$40,287	$38,949
Loans 31-89 Days Past Due Accruing	$4,974	$8,737	$12,361	$12,745	$21,004
Loans 90 Days or More Past Due Accruing (90 PD)	$0	$0	$0	$0	$1,625
Nonaccrual Loans (NAL)	$29,892	$58,537	$57,617	$54,433	$43,684
Other Real Estate Owned (OREO)	$1,174	$924	$2,370	$4,810	$11,028
Nonperforming Loans Held For Sale (HFS)	$27,848	$2,244	$4,506	$5,506	$7,811
Nonperforming Assets (90 PD+NAL+OREO+HFS)	$58,914	$61,705	$64,493	$64,749	$64,148
Allowance / Total Loans	1.95%	2.07%	2.17%	2.21%	2.25%
NAL / Total Loans	1.90%	2.87%	2.98%	2.99%	2.52%
NAL + 90 PD / Total Loans	1.90%	2.87%	2.98%	2.99%	2.62%
NAL + 90 PD + OREO / Total Assets	1.11%	2.03%	2.13%	2.23%	2.11%
Nonperforming Assets / Total Assets	2.11%	2.11%	2.29%	2.44%	2.40%

(1) Share and per share amounts for 2010 have been restated to reflect the effects of the 10% stock dividend issued in December 2011.
(2) See Non-GAAP financial disclosures and reconciliation to GAAP below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Income Statement Data
Fourth Quarter 2011
(Dollars in thousands except per share amounts)

	3 mos end	3 mos end	3 mos end	3 mos end	3 mos end
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2011	2011	2011	2011	2010

Interest Income	$32,936	$32,586	$32,462	$30,633	$31,196
Interest Expense	2,197	2,548	2,848	3,165	3,659
Net Interest Income	30,739	30,038	29,614	27,468	27,537
Provision for Loan Losses	54,621	2,536	1,546	5,451	5,825
Non Interest Income	4,136	5,714	3,831	5,219	4,405
Non Interest Expense	18,967	20,090	20,648	20,450	19,132
(Loss) Income Before Income Taxes	(38,713)	13,126	11,251	6,786	6,985
Income Taxes (Benefit)	(15,812)	4,618	3,819	1,962	(157)
Net (Loss) Income	($22,901)	$8,508	$7,432	$4,824	$7,142

Diluted (Loss) Earnings per share (1)	($1.18)	$0.44	$0.38	$0.25	$0.36

Net Interest Margin	4.60%	4.47%	4.55%	4.39%	4.29%

Average Cost of Deposits (2)	0.32%	0.36%	0.38%	0.40%	0.44%

(1) Share and per share amounts for 2010 have been restated to reflect the effects of the 10% stock dividend issued in December 2011.
(2) Includes noninterest bearing deposits.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Non-GAAP Financial Measures and Reconciliation to GAAP
(Dollars in thousands except share and per share amounts)

	Three Months Ended		Year Ended
	Dec 31		Dec 31
	2011	2010	2011	2010
Total interest earning assets:
As reported	$2,675,144	$2,566,156	$2,618,042	$2,615,461
Unrealized gain on securities
available-for-sale (1)	3,878	5,992	1,776	4,909

Adjusted total interest earning assets	$2,671,266	$2,560,164	$2,616,266	$2,610,552

Net interest earnings:
As reported	$30,739	$27,537	$117,859	$110,656
Adjustment to tax equivalency basis (2)	522	656	2,299	3,161

Adjusted net interest earnings	$31,261	$28,193	$120,158	$113,817

Net yield on interest earning assets:
As reported	4.60%	4.29%	4.50%	4.23%
Effects of (1) and (2) above	0.08%	0.11%	0.09%	0.13%

Adjusted net yield on interest earning assets	4.68%	4.40%	4.59%	4.36%

Average stockholders’ equity:
As reported	$304,624	$289,072	$297,488	$292,350
Effects of (1) and (2) above	2,559	3,791	1,229	3,078

Adjusted average stockholders’ equity	$302,065	$285,281	$296,259	$289,272

TANGIBLE EQUITY RATIO
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2011	2011	2011	2011	2010
Total stockholders’ equity	$277,562	$303,511	$295,686	$290,654	$289,917
Less: Goodwill and other
acquisition-related intangibles	($25,493)	($25,680)	($25,885)	($26,090)	($26,296)

Tangible stockholders’ equity	$252,069	$277,831	$269,801	$264,564	$263,621

Total assets	$2,797,670	$2,922,257	$2,817,815	$2,655,273	$2,669,033
Less: Goodwill and other
acquisition-related intangibles	(25,493)	(25,680)	(25,885)	(26,090)	(26,296)

Tangible assets	$2,772,177	$2,896,577	$2,791,930	$2,629,183	$2,642,737

Tangible equity ratio	9.1%	9.6%	9.7%	10.1%	10.0%

TANGIBLE BOOK VALUE PER SHARE

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2011	2011	2011	2011	2010

Tangible stockholders’ equity	$252,069	$277,831	$269,801	$264,564	$263,621
Common shares outstanding	19,516,490	19,463,727	19,457,954	19,454,669	19,432,499

Tangible book value per share	$12.92	$14.27	$13.87	$13.60	$13.57